LifeVantage Announces Planned Retirement of Steve Fife
and CEO Succession Plan

SALT LAKE CITY, February 4, 2026 – LifeVantage Corporation® (Nasdaq: LFVN), a leading health and wellness company with products designed to activate optimal health at the cellular level, today announced that after nine years at LifeVantage, Steve Fife, President, Chief Executive Officer and a member of the Board of Directors (the “Board”), has decided to retire in April, 2026. Fife will continue in his role as President and Chief Executive Officer during the transition period to ensure business continuity through his retirement date. The Board is conducting an extensive executive search and anticipates announcing the new CEO in the coming months.

"To ensure continuity and position LifeVantage for continued success, the Board has been carrying out comprehensive succession planning for Steve’s eventual retirement, " said Raymond Greer, Chairman of the Board of LifeVantage. "This well-planned transition ensures continuity and positions LifeVantage for continued success. Steve has been an exceptional leader whose strategic insights and focus on operational excellence have been pivotal in transforming the Company’s business and driving growth across multiple dimensions. His commitment to our consultants, customers, employees and shareholders has created a strong foundation for future growth. While we will miss his leadership, we respect his decision to retire and are grateful for his many contributions to LifeVantage."

"Leading LifeVantage has been one of the most rewarding experiences of my career," said Steve Fife, President and Chief Executive Officer of LifeVantage. "I am incredibly proud of what our team has accomplished together - from evolving our business model to strengthening our market position. Our entrepreneurial opportunity is unlike any other industry. The Company is well-positioned for continued success, and I have complete confidence in our talented team and the Board's ability to guide LifeVantage into its next chapter of growth."

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN), the Activation company, is a pioneer in nutrigenomics—the study of how nutrition and naturally occurring compounds can unlock your genes and the health coded within. Our products work with your unique biology and help your body make what it needs for health. The line of scientifically validated activators includes the flagship Protandim® family of products, TrueScience® Liquid Collagen, MindBody GLP-1 System™, and the comprehensive gut activator, P84, Activation-supporting nutrients such as Omega, D3+, and the Rise AM & Reset PM System®, as well as AXIO® nootropic energy drink mixes, the full TrueScience® line of skin and hair care products, and Petandim®, a pet supplement formulated to combat oxidative stress in dogs. Our independent Consultants sell our products to Customers and share the business opportunity with entrepreneurs seeking to begin their own business. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.*

Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com